Exhibit 99.2

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Searchable text section of graphics shown above

[LOGO]

[GRAPHIC]

[LOGO]

Statements made during this presentation that are not historical fact may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by the Company. These and other factors are contained in the Company’s filings with the Securities and Exchange Commission.

Comparison of IV Antibiotic Launches	[LOGO]

Cumulative Gross Sales Since Launch (ICS for CUBICIN®; IMS Non-Retail for others)

[CHART]

Source: ICS for CUBICIN, IMS for other products

Growing Opportunity

2001 - 2004

Semi-Synthetics:  average decline =  5% per year

MRSA agents:  average growth = 20% per year

[CHART]

Source:  IMS Health retail and non-retail data

NOTE: MRSA Agents represent = Vancomycin, Zyvox, Synercid, CUBICIN

Cubist in the News

Recent Press Following IE News Announcement

[PICTURE]

Phase 3 Endocarditis/Bacteremia Trial

•      First-ever successfully executed registration study of endocarditis and bacteremia expressly focused on S. aureus

•      Top line data

•                  Met primary endpoints of non-inferiority in the ITT and PP populations

•                  235 patients in the ITT population, 139 patients in the PP population

•                  Balanced representation in the two treatment arms

•                  ITT population – 23% patients diagnosed with S. aureus endocarditis

•                  ITT population – 51% patients diagnosed with complicated S. aureus bacteremia

•                  38% of CUBICIN-treated patients were infected with MRSA

•                  38% of comparator arm were infected with MRSA

•                  Overall CUBICIN success rates in the ITT and PP populations were higher than the success rates seen in the comparator arm – although the differences were not statistically different

•      What’s next

•                  Abstract covering a more complete review of study data will be submitted as a late-breaker submission to a Fall infectious disease meeting

•                  Expect to submit sNDA before year-end, seeking priority review

•                  Manuscript submission to top-tier publication – Fall 2005

CUBICIN® International Commercialization

Marketing Rights

•      Chiron – initial launches expected in 1H06

•                  Western and Eastern EU, Australia, New Zealand, India, and certain Central American, South American and Middle Eastern Countries

•      Medison Pharma, Ltd. - launched

•                  Israel

•      TTY Biopharm Company – Local PK study underway, launch expected 2006

•                  Taiwan

•      Oryx Pharmaceuticals – preparing submission

•                  Canada

[PICTURE]

•      Kuhnil Pharmaceuticals, Inc – deal signed, initiating partnership

•                  Korea

Significant Infections in U.S. Hospitals

US Hospital Infections*	All Courses 2004	Anti Staph** 2004	Vancomycin 2004	% of All Vanc Use
Skin/Skin Structure	6,644,768	2,088,805	749,330	25%
Bacteremia and Septicemia	3,028,691	733,333	526,244	18%
Other Systemic	1,015,217	269,666	189,524	6%
Endocarditis	292,234	67,194	40,412	1%
Other Cardiovascular	116,618	27,543	11,118	<1%
Bone and Joint	710,782	294,998	132,201	4%
Genitourinary	5,842,294	420,277	168,106	6%
GI / Biliary	4,223,224	318,685	196,580	7%
Febrile Neutropenia	995,643	161,386	79,278	3%
TOTAL	22,869,471	4,381,886	2,092,794

Source:  The U.S. Hospital Antibiotic Market Guide, Jan - Dec 2004 by AMR/Arlington Medical Resources, Inc.; Courses of treatment

20.7 MM days	10.5 MM days

*   Does not include lower respiratory tract infections (All=11.4M; Anti-Staph=749K; Vanc=466K; 16%) or prophylactic use.

**          Anti-staph treatments include vancomycin, oxacillin, nafcillin, cefazolin, linezolid, and daptomycin CUBICIN is currently indicated for the treatment of complicated skin and skin structure infections only.

Please see full prescribing information for more details.

2005 Publications, Posters and Abstracts

Meetings/Publications	Topic	Date
JAC	Diabetic Foot Infection Subset	Jan 2005
JAC	Daptomycin – Invited Review Article	Feb & Mar 2005
JID	Pulmonary Surfactant Data – In vitro modeling, clinical impact currently available on line	June 15 2005
Drugs of Today	Review Article - New class of drug	March 2005
ECCMID	Bactericidal Activity of Dapto against CA- MRSA and MDR-MRSA strains in vitro	March 2005
ISCVID	Daptomycin Bactericidal Activity (VISA) – outside authors (Sader) (published poster)	May 2005
ISCVID	Efficacy in rat IE model with Subcutaneous Fibrin Clots (Mortin) (published poster)	May 2005
ISCVID	Dapto vs. Vanc in treatment of experimental endo due to MRSA (published poster)	May 2005
ASCO	Daptomycin Experience – Anderson	May 2005
Lancet ID	Review of Antimicrobial MOA, including daptomycin	April 2005
NFID	Antimicrobial Resistance (published poster)	June 2005
AAC	Renally Impaired Single Dose PK - Dvorchik	Q3
AAC	Dapto & Rifampin for E. faecium resistant to linezolid & vanc – outside authors	TBD
ICAAC	Dapto vs. S. aureus – Stationary Phase & Growth Arrested Cultures (novel MOA)	Sep 2005
ICAAC	Dapto vs. Ceftriaxone in Experimental Meningitis	Sep 2005
ICAAC	CORE – Skin complicated/uncomplicated abstract & Enterococcus	Sep 2005
ICAAC	IE data	Sep 2005
IDSA	Necrotizing Facitis	Oct 2005
IDSA	CORE – Osteomyelitits, Endocarditis, Catheter & non-Catheter Bacteremia abstracts	Oct 2005
IDSA	Clinical Experience with Daptomycin in Patients with Orthopedic-related Infections	Oct 2005
IDSA	Dapto vs. Strep Viridans in Rat Fibrin Clot Model (internal)	Oct 2005
ACS	CORE data – Surgical site infections	TBD

Published
Accepted
Submitted
Plan to submit

CUBICIN® Commercialization

Manufacturing Capacity

[LOGO]

2004	2005

Cubist

Current Portfolio

[CHART]

Average Daily CUBICIN® Net Product Sales

Per Shipping Day (Unaudited)

[CHART]

Summary Statement of Operations

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004

CUBICIN® revenues, net	$25,642	$13,257	$46,531	$19,538

Total revenues	28,255	14,735	51,937	23,206

Cost of product revenues	7,371	4,538	14,296	6,963

Other operating expenses	26,960	25,371	55,010	51,958

Operating loss	(6,076)	(15,174)	(17,369)	(35,715)

Other expenses	(1,672)	(2,700)	(3,261)	(5,402)

Net loss	$(7,748)	$(17,874)	$(20,630)	$(41,117)

EPS	$(0.15)	$(0.44)	$(0.39)	$(1.02)

In thousands except per share data

National Trend – New vs. Repeat Accounts

•                  Increase in number of repeat accounts ordering per day

•                  Roughly 20 additional repeat accounts from March to June

•                  Number of new accounts brought on per day holding steady

[CHART]

Source: Updated Order Summary (through 6/30/2005)

Account Ordering Trends

[CHART]

Note: Calculations include only those accounts that order in each given month

Source: Updated Order Summary (through 6/30/05)

Target Accounts

•                  Growth within existing and added target accounts since sales force expansion on 4/1

[CHART]

Source: Updated Order Summary (through 6/30/05)

Penetration and Formulary Approvals

by Type of Account

Account Type	Potential Customers	Customers Ordering	% of Potential Customers Ordering	% Formulary Approval

A	327	306	94%	76%

B	540	463	86%	61%

Target C	433	325	75%	36%

Non-target C	538	292	54%	Not Tracked

D/O	17,830	2,489	14%	Not Tracked

Total	19,668	3,875	20%	Not Tracked

Source: Cubist Order Summary and Formulary Status (through 6/30/05)

Top Ranked Attributes of CUBICIN®

ID Physicians Ranked These Attributes 8+ on Scale of 1-10

^•          Effectiveness against MRSA* (Highest rating received!)

^•          Convenient dosing

^•          Rapidly bactericidal+

^•          Safe in patients with diabetes

^•          For patients with inadequate Vancomycin response

  •          Suspected MRSA and MSSA

  •          Dependable results

^•          Novel mechanism-of-action

^               ID’s ranked CUBICIN ahead of Vancomycin and Zyvox on these attributes

*      CUBICIN is indicated for treating cSSSI, including those caused by MRSA

+          The clinical relevance of in vitro data has not been established

Source:  Cubist Market Research, May 2005, roughly 50 ID Physicians surveyed.

2005 CUBICIN® Guidance

• CUBICIN revenue range:	$110 - $120 million
• Cost of goods sold range:	32.5% – 30.0%
• Operating expense range:
• Research and development	$ 52 – 54 million
• Sales and marketing	$ 43 – 45 million
• G & A	$ 19 – 20 million
$ 114 – 119 million

• Net interest estimate:	$ 7 million

2005 Milestones

•                  Add supply chain capacity in 1H05

•                  ACS Dobfar, second API manufacturing site approved by FDA

•                  sNDA (CBE-30) filed for fill/finish at Cardinal Health’s Biotechnology and Sterile Life Sciences Facility

•                  Expanded Sales Force

•                  Completed 1Q05

•                  CORE abstracts/publication submissions – throughout 1H05

•                  4 abstracts accepted at IDSA, 1 abstract accepted at ACS

•                  Phase 3 bacteremia / endocarditis data

•                  Top line data released – June 2005

•                  File sNDA for expanded label of CUBICIN

•                  Phase 2 HepeX-B™ study completion – 2H05

•                  Patient enrollment complete – June 2005

•                  Prepare for expected 1Q06 EU launch of CUBICIN

•                  Expand and progress company pipeline

Comparison of IV Antibiotic Launches

Cumulative Gross Sales Since Launch (ICS for CUBICIN®; IMS Non-Retail for others)

[CHART]

Source: ICS for CUBICIN, IMS for other products

Cubist Pharmaceuticals, Inc.

Second Quarter 2005 Earnings Conference Call

July 20, 2005

5:00 p.m. EST

PARTICIPANTS:

Michael Bonney, President and CEO

David McGirr, Chief Financial Officer

Christopher Guiffre, General Counsel

PRESENTATION:

Operator

Good afternoon, ladies and gentlemen, and welcome to your Cubist Pharmaceuticals Second Quarter 2005 Earnings Conference Call. At this time all participants have been placed on a listen-only mode, and the floor will be opened for questions following today’s presentation.  It is now my pleasure to turn the floor over to your host, Michael Bonney, President and CEO.

Sir, the floor is yours.

Michael Bonney - Cubist Pharmaceuticals, Inc. - President and CEO

Thank you, Ashley.  Good afternoon and thank you everyone for joining us today for a review of Cubist’s 2nd Quarter 2005 financial results.

Joining me on this end are David McGirr, our Chief Financial Officer, and Christ Guiffre, our general counsel. Before we begin I’ll read a short safe harbor statement. Forward-looking statements may be made during the call. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected or suggested here.

Such risks and uncertainties are detailed in the company’s periodic filings with the Securities and Exchange Commission.

There’s been an appropriate spotlight on Cubist lately and some excitement within the ID community as well as within the investment community about the top-line trial data we announced late last month.  We’re pretty excited, too, and not just about the IE data.

As David will share with you in detail, Q-2 was a very successful financial quarter for Cubist.  Early in June we announced that CUBICIN® had passed $100 million in cumulative net sales since launch, sooner than any IV antibiotic previously launched in the U.S.

In the second quarter alone, CUBICIN revenues grew 23 percent versus Q1, totaling $25.6 million, versus about $21 million in the first quarter.

As the slide shows, our cumulative growth sales at the end of June were $111.7 million. We estimate that CUBICIN has now been used to treat more than 90,000 patients since we introduced the drug.

CUBICIN’s success reflects a significant and still-growing need for effective, safe, and dependable therapies against staph, and particularly against methicillin-resistant Staph aureus.

The market for such therapies, which has grown close to 20% a year in units for the past several years, shows no signs of slowing down. The emergence of community-acquired MRSA, with about a quarter of patients infected with such strains needing hospitalization, adds to this need.

A study report co-authored by the CDC in the July 15th issue of the Journal: Clinical Infectious Diseases concludes, “The emergence of community-acquired MRSA colonization represents a new, unrecognized reservoir of MRSA within hospitals, potentially increasing the risk of horizontal transmission.”

An editorial by Tobi Karchmer in the same issue cites recent data from the CDC, almost 60% of all health care-associated Staph aureus infections are due to MRSA, along with earlier research demonstrating that community acquired MRSA transmission has occurred in the health care setting and has lead to healthcare associated infections.

Adding to these drivers of market opportunity for CUBICIN are the increasing concerns about the efficacy of Vancomycin, which has historically been the standard of care for methicillin-resistant staph infections.

Given the high unmet need, we were, of course, very pleased with the Phase 3 trial results for CUBICIN in the treatment of infective endocarditis and bacteremia caused by staphylococcus aureus.

And we were pleased that once again we delivered on promises made to shareholders.  We had said that we would announce top line results from our Phase 3 IE trial by midyear, and on June 27 we delivered what turned out to be extremely positive news. We met the primary end point for non-inferiority versus comparator in both the intent to treat, or ITT, and for per protocol populations. Cubist plans to file for an expanded label before year-end. These trial results are a major accomplishment for Cubist employees and investors, and ultimately, we hope, for some very seriously ill patients. All of us at Cubist are also pleased to see that this news has provided greater visibility for the company.

The results of this challenging study of CUBICIN as therapy for infective endocarditis and bacteremia are particularly impressive when looked at in totality.

So we are eager to share more data through a late breaker or abstract that will be submitted and we expect will be accepted at a fall infectious disease meeting. The data are quite robust, as the ITT had a large percentage of patients who were diagnosed with either infective endocarditis or complicated bacteremia. We also found the patient groups were well-balanced.

CUBICIN and comparator — and I would remind folks that the comparator in this study was actually dual therapy, either Vancomycin plus Gentamicin, or Nafcillin plus Gentamicin, depending on the bacteria — had similar populations of seriously-ill patients.

There was also a balance in the number of MRSA patients between the two groups, CUBICIN and comparator.  As you know, as a noninferiority trial, this was not sized for superiority at the primary end point or within subgroups. But we did comment in our news release that the overall success rates in both the ITT and the per protocol populations for CUBICIN were higher than the success rates for comparator, even though the comparator consisted of dual therapy.  The greatest difference in success rates was seen in the subset of patients with MRSA. While these point differences in efficacy are not statistically significant, the consistency of this pattern of results, in addition to the overall robustness of the data, was very good to see.

With regard to safety, we were reassured to see that CUBICIN was generally well tolerated at the 6 mg/kg dose used for these seriously ill patients. And here too there appears to be a direct advantage versus the standard of care to drug therapy.

You will, of course, see much more detail on safety as well as efficacy in the abstract to be submitted to a fall ID meeting and in the publications, which we expect will follow.

The question that remains, assuming that the FDA responds favorably to our sNDA filing, is whether and how quickly CUBICIN might become the empiric standard of care for Staph aureus endocarditis and bacteremia.

We’re already working on the supplemental new drug application or sNDA now, which we plan to file before year-end, seeking priority review to add Staph aureus endocarditis and bacteremia to the indication statement for CUBICIN.

Another milestone ahead for CUBICIN is approval for marketing in the European Union. This year we’ve been supporting our partner in Europe, Chiron, as they responded to questions from the EMEA. And I can now report that all questions asked as part of the EMEA day 120 process were answered on time.

Chiron continues to expect approval in time to begin marketing CUBICIN in early 2006. We also have just signed an agreement with Kuhnil Pharmaceuticals as our marketing partner for CUBICIN in Korea.

CUBICIN’s continued success will create value for our shareholders in two ways:  First, the impact on the top line from CUBICIN alone. If our sNDA filing later this year results in FDA approval of CUBICIN as therapy for bacteremia and endocarditis caused by Staph aureus, we will be able to position CUBICIN very strongly to treat these seriously-ill patients. We estimate that the bacteremia and endocarditis market alone is an opportunity in excess of $1 billion in the U.S.

It is becoming clear to just about everyone that CUBICIN can achieve $500 million in annual revenue in the U.S. alone, assuming we receive FDA approval of an expanded label. There may well be upside to this number if CUBICIN quickly becomes the standard of care for Staph aureus endocarditis and bacteremia.

Later this year, you will see abstracts regarding CUBICIN in use for necrotizing fasciitis, for renally-impaired patients and for osteomyelitis and orthopedic-related infections presented at scientific meetings.

With patent protection in the U.S. until 2019 we see much more opportunity for CUBICIN. With that in mind, we have secured the manufacturing capacity needed to meet the increased demand, both for an expanded label in the U.S. and for marketing of CUBICIN in the EU and other markets abroad.

Our new API plant has come on-stream and is yielding at a much higher rate than we anticipated. This is allowing us to quickly build inventory in anticipation of greater demand in 2006, as we look forward to potential approval by the FDA for an expanded label and towards a likely Chiron launch in the EU early next year, plus other international markets that Chiron and others are opening up for CUBICIN.

Secondly, CUBICIN creates value for our shareholders by generating the revenue we need to continue building our product pipeline. Pipeline building for Cubist ties back directly to our strategic focus as a company that leverages our strengths in the antiinfectives and the acute care market.

And with the prospect of additional funds flowing from CUBICIN revenue, we can execute with a greater degree of confidence on several fronts. HepeX-B™ has completed enrollment of the Phase 2 study. And we expect to complete treatments for all patients later this year.

A second data safety monitoring board was convened and no concerns were raised about the continuation of the trial.

Our business development team is very aggressively looking for opportunities to acquire or in-license other clinical and preclinical stage antiinfectives, whether they are antibiotics like CUBICIN, antivirals like HepeX-B™, or perhaps an anti-fungal.

We continue to be very pleased with our progress towards selecting a second generation lipopeptide IND candidate with activity in the lung, which could be therefore be complementary to CUBICIN.

We now have multiple lead lipopeptides that produce significant activity in the animal models with lung infections and are targeting next year to have a final IND candidate in toxicity trials with the objective of being ready to begin human trials as we head into 2007.

We also continue to make progress in our natural product drug screening program. In the first half of 2005, we screened more than 1.5 million bacteria and prioritized more than 90 of these antibiotic producing actinomyses for additional evaluation based on unique activity against multi-drug-resistant bacteria. These actives have progressed further than any other actives in the history of Cubist.

David will now take you through a more detailed look at the Q2 results.

DAVID McGIRR - Cubist – CFO

Thanks Mike.

Let’s start with product sales.  When we talked with you at the end of Q1, we mentioned that CUBICIN sales were strong in March and we saw this sales momentum carrying over into the start of Q2.

This momentum continued through the quarter.  We are back on track. Our average daily sales in Q2 as you see here reached $401,000, compared to $326,000 in Q1, and there was progressive growth in this metric each month in the quarter, and a near doubling of the average daily sales from Q2 2004.  Q2 product revenue at $25.6 million was up 23% versus Q1.  So it would appear that the ‘January and February effect’ was specific to these months. We also have continued to see improvements in the cost of goods sold, which, at the end of Q2 were below 30%, giving us a gross margin of 71% for Q2.

For the first six months of 2005 our cost of goods sold are 30.7%, which indicates that as the year progresses, we’re moving towards the lower end of the COGS guidance we have given.

Our rigorous cost control in R&D, sales and marketing and G&A all contributed to further improvement in our bottom line. For our shareholders, this means that the loss per share for Q2 improved to15 cents. We are encouraged by our continued ability to deliver strong and improving sales results while keeping our spending under control.

Based on year-to-date sales and consistent with our revenue guidance for the year, we’re tracking towards a near doubling of revenues in 2005 versus 2004, while our costs, excluding cost of goods sold, of course, are about equal to those incurred in 2004. This is a significant gain in operational efficiency, reflecting our focus on scalability for sustainable growth as an organization.

Now, let’s take a closer look at CUBICIN sales matrix. The first slide in this series is the trend, the national trend of new versus repeat accounts. The number of repeat account orders showed steady growth throughout the quarter, and it is now averaging just under 140 per day. 20 more per day than at the end of Q1.

Our focus now, with the recut sales territories and a sales team of 99, is on increasing penetration and expanding demand from established accounts. However, we will also add some new accounts as we go.

In Q2 we picked up about seven new accounts a day, or about 150 a month. If we now look at account-ordering trends, the trend line for the average number of vials ordered per account/per month is positive. With good growth this quarter in the important A accounts, which get the most frequent sales calls.

The next slide looks at our sales per day in the original target versus new target accounts. Here you can see the impact our expanded and realigned sales organization. The smaller sales territories have allowed us to focus on further penetration of accounts we’ve been calling on since launch, labeled here as ‘original targets’.

We saw very good growth here, with the dollar sales per day increasing during the quarter by around 17%. As expected, we also saw a good increase in the group of institutions which were added as target accounts as of April 1. In these roughly 400 new target accounts, sales grew by more tha n 50% during the second quarter.

Of course, the starting points for these accounts was much smaller, as you can see by the axis on the right. Those of you who have been on these calls before are very familiar with this next slide, which tracks our penetration and formulary approvals by account type.

For reference, A accounts represent about 45% of the market opportunity which we calculated based on Vancomycin sales. B accounts for 22% of the market. C accounts have been split into two segments in this quarter, as we are now targeting 433, which fall into this bucket.

Our total target accounts represent around 80% of the market opportunity. Now here’s what to take away from these numbers. As you saw in a previous slide, we have grown vials ordered per month in A accounts, the majority of which we’ve had on our target list since launch. The percentage ordering and the percentage on formulary has moved up slightly, and we would not expect to see these numbers moving much further until after the full IE data set is released, which may cause some formularies to act. If you look at the C target accounts versus those which are not targeted, you can see the impact of our additional sales reps and recut territories. Those added to the target list are approximately 20 percentage points ahead of those not targeted.

The percent of accounts ordering from the total C bucket last quarter was 59%. We’re now at 75% ordering from the targeted Cs, very good movement.

After one quarter of effort, we’re at 36% formulary approval in the target C accounts. We believe these metrics are beginning to reflect the positive impact to both our breadth and depth of acceptance, resulting from our recut sales territories with 99 sales representatives calling on original and new target institutions as of April 1st.

Let’s turn now to the slide headed top-ranked attributes of CUBICIN. The sales metrics we have just reviewed are reinforced by our most recent wave of market research that suggests that infectious disease physicians appreciate not only CUBICIN’s efficacy against MRSA, but also CUBICIN’s unique attributes; its mechanism of action, the convenience of once-a-day dosing, and rapid cidality, all of which are seen as strength relative to both Vancomycin and Zyvox.

Now, let’s turn our attention to guidance. When we announced guidance for 2005 of 110 to $120 million in net product revenue we already had assumed positive results from the IE trial, as well as a favorable impact from the April 1 sales force expansion later in the year. These events have occurred, and we continue to be comfortable with our guidance as shown in the current slide.

I would like to clarify one detail for those of you who have financial models for Cubist. When we did our license deal with Chiron, we were required, under GAAP to book $11.33 million of the up front payment to deferred revenue and to amortize this amount to license fee revenues over eight quarters. We will finish the eight quarters of this revenue-recognition $1.417 million in other revenue each quarter, in the third quarter of this year. So those of you who have this number continuing into Q4 and beyond will need to adjust your models.

Let me finish with a comment on break-even. As we said in the Q1 call, we expect, with our current business model, to achieve cash flow break-even at around $180 million in annual revenues, or a $45 million quarter. This continues to be our guidance on break-even.

I’ll now turn the call back to Mike.

Michael Bonney - Cubist Pharmaceuticals, Inc. - President and CEO

Thanks, David.

Cubist and its management team are committed to building value for our shareholders. We have a track record of delivering on our promises, as not only this last quarter demonstrates pretty convincingly but has been the case over the last couple of years.

As an organization, Cubist is firing on all cylinders. In commercial operations, which has delivered and continues to build on the most successful IV antibiotic launch in U.S. history.

In our clinical and regulatory groups, which have successfully completed the first prospective registration trial for infective endocarditis and bacteremia caused by Staph aureus and are on target for delivering an sNDA filing before year-end.

In our finance organization, which in the past year completed a very successful secondary financing, paid down debt and reduced our royalty obligations to Lilly, received a clean audit report for the Section 404 Sarbanes Oxley process, and led the entire company to deliver an improved balance sheet without any slippage against key milestones.

In discovery research and business development, as they continue to make progress in building our pipeline, and in manufacturing, quality and regulatory, which got the plants up and running and approved in the time frames promised.

Recent trends in our stock price suggest that the value of Cubist and CUBICIN is beginning to get recognized.

We thank those of you who believed in our vision early on and we welcome those who have joined us more recently. While we take delight in recent successes, our focus is on the future and continuing to meet milestones that will create substantial value for our shareholders.

That concludes our formal remarks today, and I’m now opening the phone up to questions. Ashley, would you?

Operator

 (Caller Instructions) Your first question is coming from Matt Duffy of Black Diamond. Please go ahead.

<Q>:  Hi, good evening. Thanks for taking my call. A couple of things. David, if you could comment on the pace of reduction in cost to goods and how we might see that evolve over really getting beyond 2005. I think you said you were going to come into guidance there.

Also, you mentioned fall infectious disease meetings for late breakers abstract submissions. Are you specifically focusing on IDSA, or ICAAC, or others? Or European or anything like that.  And, lastly, are you seeing, based just on the top line data release, any reaction in the ID community in terms of the usage of CUBICIN for some of the more severe infections?  Thanks.

<A>:  Matt, let me take that first one and then Mike will jump in.

Obviously, we’re driving towards the 30% COGS number, as I said in the script.  Going forward, we obviously hope to see improvements in that. But it’s tight for us to improve a whole lot because built into that number is the Lily royalty, so we’re constrained by that number. We’ll achieve improvements, but it’s not going to be a sequential quarter-over-quarter improvement.

<A>:   With respect to your question about fall ID meetings, we clearly are targeting ICAAC, we don’t want to get ahead of ourselves, as neither the abstract has not yet been submitted nor any decisions made. So that’s our top priority. And we’ll have to just wait and see as the timeline for the submission comes and notification timeline passes for that meeting.

In terms of the marketplace reaction, physician community reaction to top line data release, it’s awfully soon to see any meaningful.  Anecdotally what we hear is folks are quite excited about this. There were a large number of centers involved in this study, so the study was – well, the ID community was well aware that the studies were going on. Overall, people are pleased. But having just announced the results three weeks ago, it’s hard to discern that there’s any fundamental change in behavior yet.

<Q>:  But anecdotally you’re getting feedback?

<A>:  Absolutely. Folks are very pleased to see that this data is available and CUBICIN has performed as strongly as was represented in our press release.

<Q>:  Very good. Thanks, guys.

Operator:

Thank you. Next question is coming from Eun Yang, Wells Fargo.

<Q>:  Thanks. Just one question on the competitive landscape. Why is there not a recently approval FDA Tygacil – it looks like that the drug is also effective against MRSA, so I just want to get your thoughts on that. And the second question is to David. Looking particularly at the G&A, it seems to me that you are, according to your guidance, you made a plan to spend more money in the second half of this year compared to the first half of this year. If you can give us guidance on that. Thanks.

<A>:  Okay. Let me take the Tygacil question, it was approved a couple of months ago.  It’s a Wyeth product.  It is an improved tetracycline.  As such, couple of things, one, it’s a broad spectrum antibiotic.  Our market research suggests, given the label, that IDs will think of this as a drug to use when they suspect mixed infections, infections caused by both Gram-positive and Gram-negative organisms. Quite frankly there’s not a big hook for the drug outside of this activity against MRSA, so I think the Wyeth folks are making a lot of noise about this, but in fact, our sense from the infectious disease community is this is more likely to compete with products such as Zosyn than it will with a Gram-positive-specific agent, such as CUBICIN. So we’re happy to compete with that. We don’t think there’s going to be a major impact of Tygacil on CUBICIN’s uptake.  In terms of SG&A, David?

<A>:  We look at it, as you know, in two different parts, as we break out on the slide. So the G&A number does looks like it’s trending towards the lower end of the guidance, and we’re pretty comfortable with that. The sales and marketing, we do expect to see some up tick in second half versus first half. Remember We only had the increased sales force on deck for the three months we’ve just gone through, not for the full six months of the first half. So you have to add that in for a full six-month period. Plus, there are some big programs coming up in the second half such as ICAAC, such as IDSA, where we have a major presence. So there are some costs you’ll see flowing through sales and marketing in the second half. It does look at the moment though it’s trending more towards the lower end of the guidance than the higher end.

<Q>:  How about R&D’s? R&D is kind of down 67% sequentially. Is that going to the run rate for the remainder of the year?

<A>:  I think R&D, you’re looking at sequentially, there were activities, going on, as you know, in the past. We did restructure our U.K. operations last year. That’s not in the numbers this year. That accounts for some of the change. But I think that, again, I’m very comfortable, with $52 to $54 million range we’ve got for R&D is looking pretty solid for the guidance.

<Q>:  Thank you very much.

Operator

 Thank you. Your next question is coming from Tom Shrader of Harris Nesbitt. Please go ahead.

<Q>:  Hi, good afternoon.  Mike, I wanted to see if you had any more information on the comment that bacteremia endocarditis is a billion dollar market. Do you have a sense of the fraction of bacteremia does it turn out to be complicated, and more importantly, how easy they are to spot up front? It seems that in your trial seems you got a very high fraction of complicated bacteremias, and I’m wondering how you did that and if that’s easy to do in the everyday clinical setting.

<A>:  Well, you know, there were no special inclusion or exclusion criteria, Tom, other than the presence of Staph aureus in the blood.

<Q>:  That was it?  And you got 25% endos and 50% complicated?

<A>:  Correct. Recognize, Tom, that this is the first prospective study with TEEs and all of that included — trans esophageal echoes — as part of the diagnostic procedure.

So it may be that we’re learning something here about truly how virulent Staph aureus bacteremia is, and that it is in many cases a pretty serious disease. Roughly 75% of the patients enrolled in the study had either complicated bacteremia or endocarditis, which of course is also a very complicated bacteremia.

<Q>:  Do you think you could get a label for complicated bacteremia? Does that exist in the eyes of the FDA?

<A>:  Certainly the interactions that we’ve had with the agency over the design and conduct of the trial lead us to believe that if they review these data the way that we’re looking at them, that a complicated bacteremia and endocarditis label is well within the realm of possible.

<Q>:  So you don’t view it as all bacteremia or just endo?

<A>:  No.  In fact, at the advisory committee in October that looked at the question of Staph aureus bacteremia, the point was made quite clearly by advisors that uncomplicated bacteremia is a very different disease situation than complicated bacteremia, and the concern was that if you — their view was if you demonstrate efficacy in complicated bacteremia, you’d be very comfortable using it in a uncomplicated. But the reverse is not necessarily true.

<Q>:  Okay, okay. Thank you. That’s helpful, Mike.

Operator

Thank you. Your next question is coming from David Munno of Merrill Lynch. Please go ahead.

<Q>:  Thanks for taking the question. Following up on Eun’s question before.  For the SG&A, did we see the full effect of the new sales force in the quarter, or are there some more expenses that we might see going forward? And then after that, do you foresee with the possibility of label expansion, any additional sales force being added?  Thanks.

<A>:  Hey, David, it’s Mike. Let me take that one. In Q2 you did have the full effect of the expanded sales organization. What we’re saying in the second half is that you’ll have a full half of this expanded sales organization, whereas in the first half we were actually in the process of hiring in Q1 so we didn’t have everybody onboard during that full quarter. There are also some program marketing expenses that will be slightly higher in the second half of the year, given the concentration of major infectious disease meetings there. And the sales force expansion, with an expanded label, we review our staffing on a regular basis. We made the decision to expand to 99 sales people, in anticipation of positive results from the endocarditis bacteremia study. We wanted to make sure we had the appropriate level (breadth) of coverage with the right frequency at the key target accounts well before we actually could start promoting endocarditis bacteremia. As we sit here today, it is not our plan to expand the sales organization again when and if that label is achieved. That said, we will review it on a regular basis, and if we think it makes financial sense to do that, we wouldn’t hesitate to add a couple of more salespeople.

<Q>:  Great, that’s helpful.  Thanks.

Operator

Thank you. Next question is coming from Michael Aberman of Morgan Stanley. Please go ahead.

<Q>:  Hey, guys, congratulations on a pretty exciting quarter.

<A>:  Thanks, Michael.

<Q>:  My question, I guess also goes back to the comment you made on both the size of the bacteremia market as well as empiric therapy, I am wondering, and in terms of the number of patients screened, I understand it’s probably in the 4,000 to 5,000 range for getting these patients in. The patients that dropped off — a couple of questions:  My understanding, exclusion criteria included pneumonia, osteomyelitis and creatin clearance is that correct? And what impact, if any, do you think that would have on empiric therapy in the marketplace? And the second question, I guess, to that effect — let’s leave it at that one.

<A>:  Okay. Patients were excluded if they had pneumonia, or if they had creatin clearance below 30, given this which was started before we achieved the label, with the dosing regimen in place for the renally impaired. I don’t believe that osteomyelitis was an explicit exclusion criteria in the study.

A large portion of the patients either didn’t give informed consent or were so ill as to not be included because there was some question as to whether they would survive for the duration of the study. The way we get to this billion dollar market opportunity, guys, quite frankly, is if you look at the AMR data that we presented earlier that shows anti-staph courses of IV antibiotics, roughly 733,000, plus another 67,000, so 800,000 courses of IV antibiotics last year for endocarditis and bacteremia, and you make modest assumptions about the numbers of days of therapy per course, and then you calculate CUBICIN at roughly $140 to $150 per day at 6 mg/kg per dose you very easily get to a billion dollar opportunity in the U.S.

<Q>:  I guess that goes to the question in terms of that would include empiric therapy and penetration assumptions. How high penetration assumptions do you get?

<A>:  Right. We’re not — what we’re saying is that the opportunity, assuming it never grows anymore, and that we got everything, would be actually well north of a billion dollars. What we’re saying is that we see CUBICIN as a $500 million product in the U.S., and if we get quick uptake as to the standard of care for empiric therapy, it could be well north of that.

<Q>:  Great. Look forward to that. Take care, guys.

Operator

Thank you. Your next question is coming from Joel Sendek of Lazard Capital Markets. Please go ahead.

<Q>:  Thanks a lot. I have three questions. They’re short, so I’ll give them all to you first.

 The first is can you tell us what the percent of CUBICIN use is on an outpatient basis?  The second is can you update us on any incidence of resistance that you see in the CUBICIN?  And the third, I’m wondering about your philosophy on price increases based on the endocarditis data. Thanks.

<A>:  Sure.  Outpatient use of CUBICIN has stayed fairly constant through Q2 as what we reported previously. That is to say somewhere in the neighborhood of 37% of our sales are for the outpatient marketplace.

There have been reports of a handful of cases of resistance. In fact, what these are, are organisms where the MIC changed between the beginning of therapy and the end of therapy in the context of CUBICIN being administered, and the patients did not succeed in that treatment course. In virtually every one of these cases that we’re aware of, the patients have had ingrained abscesses and so forth.  And there’s some question as to whether any antibiotic would have succeeded in that case.

We are pursuing those strains very aggressively and trying to understand what is in fact driving the change in the MIC 90 from the beginning to the end of therapy. The incidence that we’ve seen to date does not appear to be out of line, given the number of exposures of CUBICIN compared to other antibiotics that have been launched including Vancomycin, which you know has enjoyed a long life of utility in the infectious disease community.

In terms of price increase philosophy, recognize that endocarditis/bacteremia, we studied a 6 milligram per kilogram dose and that is a 50% higher dose than what we currently have approved to treat complicated skin and skin structure infections. As a result, assuming this is approved for endocarditis/bacteremia 6mg/kg, it is likely that we will see a price increase just based on the average dose of CUBICIN going up a bit.  We know there is some off-label uses at 6 today, but we would expect that with an approved label for that dose level and the ability to promote it that the percentage would perhaps go up. In terms of non dose-related price increases, you know, we took a price increase in November of last year. We will continue to look at this in a competitive context, as well as in the context of the value that we believe CUBICIN is delivering to the infectious disease community and their patients and take price increases when we think appropriate, at the appropriate level.

<Q>: Okay. Great. Thanks a lot.

Operator

Thank you. Your next question is coming from Jason Kantor of RBC Capital Markets. Please go ahead.

<Q>: Hey guys, thanks for taking my call. Two questions. You haven’t mentioned it on the call today, but you spoke previously about switching from drop shipping to wholesaler distribution, and that that would add sales to your top line to fill the channel. I’m wondering if you could give us some sense of how much of your top line sales assumptions come from pipeline filling as it relates to switching from your drop shipping.  And I guess I’ll just ask the second question, too. You made the statement last quarter that you ended the quarter with $100 million run rate. I assume that’s a $25 million run rate for the quarter. You showed some great metrics. You showed that things were moving upwards. But it looks like, you know, overall you will hit $100 million run rate for the entire quarter, just a tiny bit above. So, seems like you ended not too much different from where you started, and I’m wondering where the disconnect is between the matrix you showed and that analysis.

<A>:  Sure. In terms of drop ship to wholesalers, we’re not going to opine on what that will add. We are still working through what the appropriate timeline is for that. At the point in time where we actually stock the wholesalers, during that quarter we will let you know what we think the amount of stocking was. But in general, wholesalers carry two to four weeks worth of inventory.

<Q>: And is it — so is it fair to say, though, that you have included what your assumptions are of that into the $110 million to $120 million?

<A>:  We have assumed that we would stock the wholesalers this year, Jason, that is correct.

<Q>: Okay.

<A>:  In terms of the $100 million run rate, very simply, the number of days in Q2 were fewer than the number of days in Q1, which is why we show very nice average daily sales increases, and the total number came in at $25.6 million.

<Q>: Okay. But if you look at sort of a weekly sale it’s growing?

<A>: Weekly sales are growing very, very nicely.

<Q>: Okay. Thank you.

Operator

Thank you. Your next question is coming from Adam Cutler of JMP Securities. Please go ahead.

<Q>:   Hi. Thanks for taking my question. Actually I am wondering along the lines of the trend of growth continuing, it’s sounds like you just said on a weekly basis, I know that we’re not very far into the third quarter. But given your real-time data based on the drop-ship method. Mike, I’m wondering if you can give us any color on — at least the first couple of weeks of the third quarter?

<A>:  Well, I guess the best way to say, it is the trends continue recognize that, we don’t see increases every single week throughout the quarter. So you really need to give us a little bit more than two and a half weeks to have a better view. But we’ll be happy to share that in October, on our third quarter conference call.

<Q>:   Okay. Fair enough. One dynamic that you pointed out is that the approved dose is 4 mg/kg and the bacteremia and endocarditis study used the 6 mg/kg dose. I’m wondering, since you already are seeing some off-label use in those indications. Do you have a sense either just from anecdotal information or from the core database, how many of the — or what portion of the docs that are using it for those indication or using it at the 4 mg/kg dose versus the 6 mg/kg?

<A>:  Yes. We have some information, Adam. I wouldn’t say that it is comprehensive by any stretch. There is clearly some use at six milligrams per kilograms in spite the fact that we don’t promote it at that dose level, and I think it’s a fact that we’re studying this dose level in 76 centers in the US and Western Europe clearly was known. Some of the off-label use is also at 4 mg/kg and frankly, some is in between. So it’s very hard to dial specifically what the percentages are. But our belief is that since there is some use off-label in these kinds of very seriously ill patients should we get a label, the average dose will probably go up, because we’ll be able to go out there and inform the docs that this is the appropriate dose to use.

<Q>:   Okay. And given that dose was shown to be safe, do you think that there’s a possibility that some docs will use 6 mg/kg across the board, even for other indications, just to be safe?

<A>:  Yes. I think that there’s some possibility of that, right. You always want to manage risk benefit. We demonstrated in complicated skin infections at 4 mg/kg was an effective dose as well as being safe, so we will promote it and 4 mg/kg for skin and we will promote for 6 mg/kg for endocarditis/bacteremia assuming we get the label.

<Q>:   Okay. And just one last question if I may. You gave us an update of what’s going on in your pipeline and it sounds like you’re making progress there, although, the HepeX-B™ those programs are obviously very early, and you mentioned that you continue to be actively looking for other products that you maybe able to in-license or acquire. Can you give us an update, maybe, on whether there’s been progress made on that front or what your criteria looks like, other than, I imagine, a hospital-based product?

<A>:  Yes. We are looking at hospital-based or acute care kinds of products that could be administered, where IV drugs are administered, that kind of thing. We have been aggressively looking for some period of time. I think what’s changed in the last three weeks is the confidence that we have in the forward financial capacity of the organization allows us to be more competitive in acquiring those compounds that we’re most interested in. So watch the space. I’m not going to get into the specifics, but we are looking at both clinical and preclinical compounds. Clearly, we would like to be closer to the market rather than further away to put something else into the bag of the sales force, assuming it overlaps from a call audience standpoint.

<Q>:   Okay. Thanks a lot.

Operator

Thank you. Your next question is coming from Greg Wade of Pacific Growth Equities. Please go ahead.

<Q>:   Hi. Good evening. And thanks for taking my questions. I was wondering, Mike, if you’d give us an insight as to what percentage of physicians you believe would adopt CUBICIN as empiric therapy in endocarditis or bacteremia, sort of following the three different stages of introduction of the data, you know, following ICAAC, following the potential publication of the data in a peer review journal and obviously following label expansion, should you get that. Do you have any insight there?

<A>:  Well, I’m not going to be able to get you the specifics that you want here, Greg. I think there will be some who will do it based on the presentation, there will be more who will do it based on the publication and the greatest number will do it after we’re able to promote it once assuming we get the label. So I can’t predict kinds of percentages, but in general, what we’ve seen in this marketplace is that it is responsive to promotion and responsive to data. So the greater the availability of data, the more peer-reviewed the data are, and then ultimately, our ability to promote those peer-reviewed data is what’s going to drive that transition.

<Q>:   Great. And it struck me and I think others have commented on the call, that the incidence of endocarditis in your Phase 3 study was way ahead of what you would have expected, looking at some data that you guys can provide folks. It looks like the ratio of — infective endocarditis/bacteremia is about 7% sort of ratio you had 23% in your study, and you’ve indicated that obviously the more up to date diagnostic screening technologies could have resulted in that. I mean is this result so striking that it might also be the subject of peer-reviewed publication? Is it your sense from speaking to folks that it’s that important potentially?

<A>:  Well, certainly the feedback we’ve gotten from the IEAC is that they are very excited, IEAC is the Independent External Adjudication Committee, it’s a group of experts in Staph bacteremia and endocarditis who assisted us in a blinded way in reviewing the results patient by patient. And they’ve indicated, based on the data that they’ve seen, that they think these are very important data to make available to the infectious disease community. And obviously, the best way to do that is through a peer-reviewed publication. So, stay tuned. I expect that we’ll be moving — well, I shouldn’t say expect, we are moving aggressively to prepare a manuscript with external authors and preparing manuscript and getting that submitted. So I’d hope that that will get picked up very quickly. But, of course, we have no control over medical journals, editorial policies, and so forth.

<Q>:   And then lastly, if I may, I understand that the CLSI discussed in some detail at their last meeting potential changes to the breakpoint for Vancomycin and you guys maybe have some feet on the street there. Perhaps you can provide us with a bit of an update any decisions that were made and how do you think that might plan to marketing of CUBICIN? Thanks.

<A>:  Right. Just to provide some background for folks who may not be familiar with CLSI. This is the renamed NCCLS, which is the body that provides standards for laboratory testing among a host of things, but primarily focused on susceptibility testing for antibiotics. They considered the issue of whether the break point, that is to say, the definition of a susceptible Staph aureus to Vancomycin ought to changed and actually reduced. In their January meeting, this group meets twice a year, and they tabled it at that point, at the request of a member of CLSI, who was also at the FDA, because it would be ideal to have some coordination, if you will, between the laboratory standards and what’s in the label for Vancomycin.  It is our understanding that they reconsidered this point in June, their second meeting of the year, and that a recommendation was made to a subcommittee. But we’re really — to make a change, I think that was done in the context of continued concern over the lack of coordination between CLSI and the FDA, and we’ll have to stay tuned. I don’t think it’s really our position to comment on how CLSI and FDA will work out this. But it does appear that there is some movement among CLSI at least to address this issue, as it relates to Vancomycin breakpoints.

<Q>:   Thanks for taking my questions.

Operator

Thank you. Your next question is coming from Thad Strobach of Quattro Global Capital. Please go ahead.

<Q>:  Good evening, guys. Thanks for taking my question. The bulk of my questions have been answered. It’s quite thorough. The only question I was, very quickly, what was the break-even again, cash break-even? Hope to jot it in the corporate presentation. Thanks.

<A>: We need to get to — given our current operating base, we need to get to about $45 million quarter, $180 million year.

<Q>:  Okay. So it’s unchanged. Okay. Great. Thank you.

Operator

Thank you. (Operator Instructions) Your next question is coming from Faraba Habisian of B3 Capital Please go ahead.

<Q>: Yes. Thank you for taking the questions. Two questions. One is that with regard to the 37% of your market currently in outpatient setting, what are your thoughts and strategy with regard to whether increasing sales force there, given that now Pfizer would be coming potentially in a few months with a competing product with Dalbavancin?

<A>:  Well, first off our success in the outpatient market is really driven by our focus on the inpatient market. It is the same physicians that we call on in the hospitals that are driving the outpatient use. So we spend very, very little, virtually no sales effort, in the outpatient marketplace. It’s really the attributes of the drug as presented to the physicians in the in-patient setting that lead them write it out for the outpatient setting.

With respect to competing with Dalbavancin in that marketplace, should it get approval, I think we’re well positioned to compete there. CUBICIN lines up very nicely against Dalbavancin in host of areas, and of course, we have been competing head-to-head with Pfizer since we launched this drug, since they also have Zyvox, which is available both as an IV and oral. And some might say that our success in the outpatient in the context of an oral therapy demonstrates how strongly the ID community reacts to this profile. And I think the Dalbavancin while it’s a once a week dose and that has at the surface some appeal in the outpatient setting, also has some risks, in the outpatient setting. So we feel very comfortable that if we continue promoting the drug as we have been, hopefully next year, we will have a label to be able to promote 6mg/kg for bacteremia and endocarditis. We’ll be able to defend our position very, very successfully, both inpatient and outpatient.

<Q>: Thanks. And one another question with regard to the current off-label usage in bacteremia and endocarditis, if you could provide us with a percentage, and whether in the last few weeks — I know, it’s probably premature, but have you seen any increase in off-label usage?

<A>:  Right. Now, clearly we don’t promote the drug for any use outside of complicated skin structure at 4 mg/kg, which is what our label says. That said, market research has suggested overtime that there is a fair amount of off-label use. Bacteremia is the most common use of CUBICIN off-label. If we take even the most aggressive indications of its use and apply that to a share of market, if you will, for the treatment of bacteremia and endocarditis, it’s in the low to middle single digits in terms of penetration into the courses or days. In terms of the last three weeks, we just don’t get data at that level of granularity. We don’t know on a day-to-day basis how the drug is being used. We’re relying upon data that’s available to us once a year, or a market research data to try and estimate this. So we can’t assess what the impact has been in off-label over the last three weeks.

<Q>: And is the off-label usage right now around short number close to 60% is that correct? Or...

<A>:  That’s what market research has told us as historically that less than 50% of the use of the drug is for complicated skin infections, and roughly 50% is off-label. The off-label — the most common off-label would be for bacteremia.

<Q>: Thank you very much.

Operator

Thank you. Your next question is a follow-up question coming from Tom Shrader of Harris Nesbitt. Please go ahead.

<Q>: Hi. A couple of quick follow-ups from all of the questions. On the empiric therapy opportunity, do you have a sense in the big endocarditis trial how many actual cases of endocarditis were missed by your screening percent-wise? And if you don’t know the number, do you know if that data was captured?

<A>:  Tom, I’m not sure I understand your question.

<Q>: People who weren’t enrolled because by eco — were expected not to have endocarditis, but then eventually were found to have endocarditis. And basically, what’s the empiric therapy opportunity? How nervous are people when they decide there is no endocarditis?

<A>:  There’s still — I mean, basically Staph aureus in the blood activates the highest degree of nervousness, if you will. If you get two Staph aureus cultures out of the blood, you basically are treating the patient under the presumption that they will have endocarditis or complicated bacteremia, and the treatment really is very similar for each of those. In some of those cases, and what we saw was roughly 25%, the patient doesn’t have another site of infection beyond the blood. That would be the uncomplicated bacteremia. With respect to the patients that didn’t enroll and what the percentages were there, we have no way of capturing that data. Once the patient did not enroll in studies, we no longer paid to have data captured on that patient.

<Q>: Okay. And one other follow-up. The questions about — you’ve pulled some strains out of abscesses with high MICs. You know, do you have any MIC levels that are higher than what you’ve seen in the laboratory? Anything really resistant there, or is it the kind of creeping resistance?

<A>:  It’s more the creeping. I think the — I think a three-tube change from pre-therapy to post therapy is the biggest change we’ve seen.

<Q>: So these are more failures than truly resistant.

<A>:  Correct. The issue is that the surveillance — it’s a kind of an arcane point in microbiology. But the surveillance that we did to support the label looked at thousands and thousands of strains of Staph aureus and virtually all of those strains of Staph aureus had MIC-90’s of one or lower for CUBICIN. So, we don’t know what happens if CUBICIN, when you get a two or a four simply because we haven’t had enough strains to be able to actually expose to the drug that have that level of susceptibility.

<Q>: But you said — so that’s as high as you’ve seen about four?

<A>: Yes.

<Q>: All right. Okay. Okay. Thank you.

Operator

Thank you. Our final question will be coming from Greg Wade of Pacific Growth Equity. Please go ahead.

<Q>:   Hi, Mike. Thanks for taking my follow-up. I just wanted to clear something up here. About how that your utilization of CUBICIN is off-label in bacteremia and other infections. But is it your sense that doctors are experimenting with CUBICIN or, for the most part, is this utilization subsequent to the failure of another therapy?

<A>:  Well, market research would suggest that CUBICIN is more frequently used as first-line therapy in skin than it is in the off-label indications. In the off-label indications it is much more frequently used after a patient has failed one, or in some cases two, other antibiotics. And that’s as true with bacteremia as it is in any of the other off-label indications as best we can tell.

<Q>:   Again just a follow-up about that then.  It’s been our sense from checked that physicians are in the— ID community are unwilling to utilize drugs that don’t have Phase 3 clinical results in an experimental manner, which I think you would confirm from that comment. Are you aware that any of the — that are MRSA covered antibiotic that you mentioned earlier are presently or planned to be in study in endocarditis for bacteremia?

<A>:  To the best of our knowledge, no other antibiotics to cover MRSA are studying endocarditis bacteremia and in fact those folks developing agents with this spectrum have indicated that they don’t intend to pursue this particular indication. It’s a very difficult study to do, as you can see from our experience, having to enroll patients for about 2.5 years to get the 235 in the study.

<Q>:   So that what would you think the competitive threats to this marketplace could come from?

<A>:  I think that, as I’ve said before, Greg, the biggest threat that we have is habit. Patients presenting with staph in the blood, we can make that diagnosis very, very quickly. You don’t know whether it’s MR or MSSA . They need to be treated fairly aggressively, and historically docs have reached to Vancomycin to do that. Increasingly what we’re hearing from the ID community is vanc’s just not delivering the results that it used to and they’re looking for an alternative.  I think part of the reason that we’re getting use, even though it’s historically been more frequently second line, is because CUBICIN’s attributes line up very well against this particular disease population, and it’s a disease population that needs an alternative treatment, because they’re just not responding that well to Vanc anymore. I think once that the data presented to ID community both by presentation and publication and than through promotionally, I think you’ll see some enthusiasm for CUBICIN as a treatment for Staph aureus, bacteremia and endocarditis.

<Q>:   And than just lastly. Do you think that the greater than 15% incidence of anemia and renal failure or impairment was the result took a long exposure to Vancomycin as this been indicated previous research?

<A>:  You know, it’s hard to address, given the data that I’ve seen to date the specific cause. But I will say that the difference that we saw in the safety profile of CUBICIN in endocarditis/bacteremia study it was relative to comparators, so included both Vancomycin and Gent-treated patients as well as Nafcillin and Gent-treated patients. So it wasn’t something that was unique to the Vancomycin treated.

<Q>:   Maybe we’ll see that break out at ICAAC.

<A>:  Right.

<Q>:   Thanks very much.

<A>:  Okay. Well, thank you all for joining us today, and thank you for your interest in Cubist. Please make a note on your calendar that our Q3 earning will be announced on October 19th. With a webcast scheduled for 5 o’clock pm that evening Eastern Time. Thanks very much. Have a great evening.

Operator

Thank you. That does conclude today’s teleconference. You may disconnect your lines at this time and have a wonderful day.